EXHIBIT 12 (i)

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

                                                                  2002                              Year Ended December 31,
                                                    --------------------------------   --------------------------------------------
                                                     3 Months   6 Months  12 Months
                                                      Ended      Ended       Ended
                                                     June 30    June 30     June 30    2001 (1)     2000        1999       1998 (2)
                                                     --------   --------  ----------   --------   ---------   ---------   ---------
    Earnings:
A.      Net Income from Continuing Operations (3)    $  1,575   $ 21,017    $ 50,318   $ 50,835   $  50,973   $  48,573   $  49,314
B.      Federal and State Income Tax                    1,418     14,828      (2,960)    (3,338)     38,215      28,925      28,627
                                                     --------   --------    --------   --------   ---------   ---------   ---------
C.      Earnings before Income Taxes                 $  2,993   $ 35,845    $ 47,358   $ 47,497   $  89,188   $  77,498   $  77,941
                                                     ========   ========    ========   ========   =========   =========   =========
D.      Fixed Charges
             Interest on Mortgage Bonds                   670      1,339       2,678      5,211      11,342      13,057      14,225
             Interest on Other Long-Term  Debt          2,725      4,388       8,347     10,446      12,864      11,094       8,890
             Other Interest                             2,917      6,024      10,898     12,837       9,303       5,640       3,639
             Interest Portion of Rents                    187        378         776        801         962         993       1,004
             Amortization of Premium &
               Expense on Debt                            314        607       1,336      1,350       1,170         993         924
             Preferred Stock Dividends
               of Central Hudson                          828      2,102       2,713      3,026       5,556       5,078       5,031
                                                     --------   --------    --------   --------   ---------   ---------   ---------
                            Total Fixed Charges      $  7,641   $ 14,838    $ 26,748   $ 33,671   $  41,197   $  36,855   $  33,713
                                                     ========   ========    ========   ========   =========   =========   =========

E.      Total Earnings                               $ 10,634   $ 50,683    $ 74,106   $ 81,168   $ 130,385   $ 114,353   $ 111,654
                                                     ========   ========    ========   ========   =========   =========   =========

    Preferred Dividend Requirements:
F.      Allowance for Preferred Stock Dividends
                 Under IRC Sec 247                   $    451   $  1,259    $  2,875   $  3,230   $   3,230   $   3,230   $   3,230
G.      Less Allowable Dividend Deduction                 (32)       (64)       (127)      (127)       (127)       (127)       (127)
                                                     --------   --------    --------   --------   ---------   ---------   ---------
H.      Net Subject to Gross-up                           419      1,195       2,748      3,103       3,103       3,103       3,103
I.      Ratio of Earnings before Income
             Taxes to Net Income (C/A)                  1.900      1.706       0.941      0.934       1.750       1.595       1.581
                                                     --------   --------    --------   --------   ---------   ---------   ---------
J.      Preferred Dividend (Pre-tax) (H x I)              796      2,038       2,586      2,899       5,429       4,951       4,904
K.      Plus Allowable Dividend Deduction                  32         64         127        127         127         127         127
                                                     --------   --------    --------   --------   ---------   ---------   ---------
L.      Preferred Dividend Factor                         828      2,102       2,713      3,026       5,556       5,078       5,031
                                                     ========   ========    ========   ========   =========   =========   =========

M.      Ratio of Earnings to Fixed Charges (E/D)         1.39       3.42        2.77       2.41        3.16        3.10        3.31
                                                     ========   ========    ========   ========   =========   =========   =========

      (1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.

      (2) CH Energy Group, Inc. was formed on Dec. 15, 1999. 1998 has been restated to reflect preferred stock dividends as a component of fixed charges.

      (3) Net Income includes Preferred Stock Dividends of Central Hudson Gas & Electric